EXHIBIT 11

	Three Months	Three Months
	Ended	Ended
	June 30, 2008	June 30, 2007

Net (loss) income	$(212,304)	50,918
Total weighted average common shares outstanding for basic computation	983,249	1,036,020
Basic (loss) earnings per share	$(0.22)	$0.05
Total weighted average common shares outstanding for basic computation	983,249	1,036,020
Common stock equivalents due to dilutive effect of stock options	0	5,705
Total weighted average common shares and equivalents outstanding for diluted computation	983,249	1,041,725
Diluted (loss) earnings per share	$(0.22)	$0.05

	Six Months	Six Months
	Ended	Ended
	June 30, 2008	June 30, 2007

Net (loss) income	$(123,359)	66,984
Total weighted average common shares outstanding for basic computation	983,708	1,040,362
Basic (loss) earnings per share	$(0.13)	$0.06
Total weighted average common shares outstanding for basic computation	983,708	1,040,362
Common stock equivalents due to dilutive effect of stock options	0	5,740
Total weighted average common shares and equivalents outstanding for diluted computation	983,708	1,046,102
Diluted (loss) earnings per share	$(0.13)	$0.06